AZZ incorporated Issues Revenue and Earnings Guidance for Fiscal - Year 2009

REVENUES AND EARNINGS PROJECTED TO INCREASE OVER FY 2008 AND REACH RECORD SETTING LEVELS

Contact: Dana Perry, Senior Vice President - Finance and CFO

AZZ incorporated 817-810-0095

Internet: www.azz.com

Lytham Partners 602-889-9700

Joe Dorame or Robert Blum

Internet: www.lythampartners.com

January 18, 2008 - FORT WORTH, TX - AZZ incorporated (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced revenue and earnings guidance for Fiscal Year 2009. Fiscal Year 2009 refers to the 12 month period beginning March 1, 2008 and ending on February 28, 2009.

David H. Dingus, president and chief executive officer of the company stated, "Based upon the evaluation of information currently available to management, we are pleased to project what we believe will be another record setting and excellent year for AZZ in Fiscal 2009. Our earnings are estimated to be within the range of $2.20 and $2.30 per diluted share, and revenues are estimated to be within the range of $320 to $330 million. We continue to build upon the success we have been able to achieve, and continually strive to enhance the performance of the Company. The growth that we are projecting in our Electrical and Industrial Products Segment is projected to offset the reduction that is projected in our Galvanizing Services business. This decrease is the result of lower pricing due to reduced zinc cost. Our estimates assume that we will see a continuation of strong domestic and international demand for our products and services. It is anticipated that 63 percent of our revenues will be derived from the Electrical and Industrial Products Segment and 37 percent from Galvanizing Services Segment. Margins for both Segments are projected to remain very strong, and should be in the range of 15.5 to 16.5 percent for the Electrical and Industrial Products Segment and 20 to 21 percent in the Galvanizing Services Segment. We anticipate that the power generation market will approximate 14 percent, transmission and distribution 31 percent, and industrial 55 percent of fiscal 2009 revenues. Further information is provided in our 8-K filing on January 18, 2008."

Mr. Dingus continued, "Our next, regularly scheduled quarterly conference call is in April 2008, where we will be reporting the operating results for the fourth quarter and 2008 fiscal year. We are encouraged with the record setting growth and expansion of the company both in revenues and in earnings over the past few years and are continuing our efforts to seek out additional growth and expansion opportunities. The strength of our balance sheet, and in particular the continued reduction in our funded debt, fully supports this strategy."

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the company's growth strategy. The company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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